UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 20, 2007
Asset Acceptance Capital Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50552 (Commission File Number)	80-0076779 (I.R.S. Employer Identification No.)

28405 Van Dyke Avenue, Warren, Michigan		48093
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 586-939-9600
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 20, 2007, Asset Acceptance Capital Corp. (the “Company”), appointed Rion B. Needs, age 45, to the newly created position of Chief Operating Officer of the Company. From 1985 until July 2007, Mr. Needs served in a variety of executive roles at American Express, including Senior Vice President and General Manager of Corporate Travel from January 2001 to January 2003, Senior Vice President of Global Finance Operations and Business Transformation from January 2003 to September 2006 and most recently Senior Vice President and General Manager of Purchasing Services. In these capacities, Mr. Needs served as strategic advisor to the American Express senior management team on issues of cost rationalization, corporate reengineering, process improvement and technology development. While at American Express, he also implemented a series of strategic expense reductions, operational enhancements and systems integrations.
     In his current position as Chief Operating Officer, Mr. Needs will be responsible for managing key operational aspects of the Company’s business, including collections, information technology and corporate strategy. He will report directly to Brad Bradley, Chairman, President and CEO of the Company.
     Pursuant to the terms of an employment agreement dated July 20, 2007 between Asset Acceptance, LLC (the “LLC”), a wholly owned subsidiary of the Company, and Mr. Needs (the “Employment Agreement”), Mr. Needs will be employed as Chief Operating Officer of the Company and the LLC. Pursuant to the terms of the Employment Agreement, Mr. Needs will receive an annual base salary of $320,000, subject to annual review, and is entitled to participate in the Company’s 2007 Annual Incentive Compensation Plan for Management (the “Incentive Plan”). Mr. Needs’ target bonus rate for the Incentive Plan is 60% of his base salary with a potential maximum payment of 90% of his base salary, pro rated for 2007. The amount of any bonus to be paid to Mr. Needs is subject to the Company achieving certain levels of earnings before interest, taxes, depreciation and amortization as defined in the Incentive Plan and Mr. Needs’ achievement of certain personal objectives that are to be determined by the Company’s CEO and Mr. Needs within the first two weeks following the commencement of Mr. Needs’ employment.
     Subject to certain conditions, including employment on the vesting dates, the Employment Agreement provides that Mr. Needs will receive the following equity awards:
•	in August 2007, 56,500 shares of restricted stock that vest in four equal installments of 25% on each of the four anniversary dates of the award;

•	in August 2007, an option to purchase 125,000 shares of the Company’s common stock, which option will not vest until the fourth anniversary of the grant date, at which time it will vest in varying amounts of shares (from 0% to 100%) based on the Company’s achievement of specified earnings per share goals; and

•	in each of the following four years (August of 2008, 2009, 2010 and 2011), an option to purchase 62,500 shares of the Company’s common stock, which options will not vest until the fourth anniversary of the grant date, at which time each option will vest in varying amounts of shares (from 0% to 100%) based on the Company’s achievement of specified earnings per share goals.
     Mr. Needs is also subject to certain confidentiality, non-competition and non-interference provisions pursuant to the terms of the Employment Agreement.
     Pursuant to the terms of the Employment Agreement and subject to certain conditions, Mr. Needs is entitled to the following severance benefits if he is terminated without “Cause” or he resigns after a “Substantial Breach” (as such terms are defined in the Employment Agreement):
•	his regular base salary for a period of twelve months, provided that the LLC, in its sole discretion, may elect to pay Mr. Needs’ regular base salary for up to one additional year for the purpose of extending the term of Mr. Needs’ covenants relating to non-competition and non-interference with the Company’s business;

•	a pro rata portion of any bonus he would otherwise be entitled to pursuant to the terms of the Employment Agreement; and

•	the amounts necessary to continue his participation pursuant to COBRA (to the extent applicable) for a period of 18 months following his termination or resignation (including dependent coverage) in any life, disability, group health and dental benefit plans provided by the LLC, in effect immediately prior to his termination or resignation.
     Mr. Needs is also entitled to reimbursement for specified relocation expenses under the terms of the Employment Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asset Acceptance Capital Corp.

July 23, 2007	By:	/s/ Nathaniel F. Bradley IV
		Name:	Nathaniel F. Bradley IV
		Title:	Chairman of the Board, President and Chief Executive Officer